ACCELERATED RETURN NOTES® (ARNs®)	Filed Pursuant to Rule 433 Registration No. 333-290665-01
Accelerated Return Notes® Linked to the Global X Uranium ETF
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.000
-100.00%
-50.00%
$5.000
-50.00%
-20.00%
$8.000
-20.00%
-10.00%
$9.000
-10.00%
-6.00%
$9.400
-6.00%
-3.00%
$9.700
-3.00%
0.00%
$10.000
0.00%
2.00%
$10.600
6.00%
5.00%
$11.500
15.00%
10.00%
$13.000
30.00%
17.92%
$15.375(1)
53.75%
20.00%
$15.375
53.75%
30.00%
$15.375
53.75%
40.00%
$15.375
53.75%
50.00%
$15.375
53.75%
60.00%
$15.375
53.75%
(1)
The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The Global X Uranium ETF (Bloomberg symbol: “URA”)
Payout Profile at Maturity	● 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value ● 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk
Capped Value	[$14.875 to $15.875] per unit, a [48.75% to 58.75%] return over the principal amount, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870426006209/bofa-424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the stocks held by the Market Measure.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
The performance of the Market Measure may not correlate with the performance of its underlying index as well as the net asset value per share of the Market Measure, especially during periods of market volatility.
●
The sponsor of the Solactive Global Uranium & Nuclear Components Total Return Index, which is the Underlying Fund’s underlying index, may adjust the underlying index in a way that affects its level, and has no obligation to consider your interests.
●
A limited number of stocks held by the  Market Measure may affect its price, and the stocks held by the Market Measure are not necessarily representative of the uranium industry.
●
A limited number of securities held by the URA may affect its price, and the securities held by the URA are not necessarily representative of the uranium industry.
●
The securities held by the Underlying Fund are concentrated in one sector. As a result, the securities that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on the notes will be subject to certain risks similar to those associated with direct equity investments in the uranium sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
●
The Notes are subject to foreign currency exchange rate risk.
●
There are risks associated with emerging markets.
●
Adverse conditions in the uranium sector may reduce your return on the Notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance"s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.